Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 696-3400

Target Corporation Reports Second Quarter Earnings
Target’s Board of Directors unanimously appoints Michael Fiddelke to serve as Target’s next CEO.
For additional details, please visit:
https://corporate.target.com/press/release/2025/08/target-appoints-michael-fiddelke-as-chief-executive-officer

•Second quarter net sales were $25.2 billion, (0.9) percent lower than 2024, representing a nearly 2 percentage point improvement versus the first quarter.
◦Traffic and sales trends improved meaningfully compared with the first quarter, particularly in stores.
◦All six core merchandising categories saw comparable sales improvements compared with the first quarter.
◦Digital comparable sales grew 4.3 percent, reflecting more than 25% growth in same-day delivery powered by Target Circle 360 and continued growth in Drive Up.
◦Non-merchandise sales grew 14.2% with Roundel, membership and marketplace revenues all growing double digits.
•Second quarter GAAP and Adjusted EPS1 was $2.05, reflecting strong expense management and efficiency gains, helping to offset continued tariff-related and other cost pressures throughout the business.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2025/08/q2-2025-earnings

MINNEAPOLIS (August 20, 2025) – Target Corporation (NYSE: TGT) today announced its second quarter 2025 financial results. The Company reported second quarter GAAP and Adjusted earnings per share1 (EPS) of $2.05 compared with GAAP and Adjusted EPS of $2.57 in 2024. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information.

Target Corporation Reports Second Quarter Earnings — Page 2 of 12
“With the board’s unanimous decision to appoint Michael Fiddelke as Target’s next CEO, I want to express my full confidence in his leadership and focus on driving improved results and sustainable growth. He’s contributed meaningfully during times of change and played a critical role in establishing the differentiated capabilities that will continue to drive Target forward. Michael brings a deep understanding of our business and a genuine commitment to accelerating our progress,” said Brian Cornell, chair and chief executive officer of Target Corporation. “Today, we also reported our second quarter earnings, which showed encouraging signs of recovery, including improved traffic and sales trends — particularly in our stores — and disciplined cost management in a challenging retail environment. As we enter the critical back-to-school and holiday seasons, our team remains focused on consistent execution and building momentum as we look ahead to the new year.”

Guidance
For fiscal 2025, the Company is maintaining its expectation of a low-single digit decline in sales, and GAAP EPS of $8.00 to $10.00. Adjusted EPS, which excludes the gains from litigation settlements in the first quarter, is expected to be approximately $7.00 to $9.00.

Operating Results
Net Sales of $25.2 billion in the second quarter were 0.9 percent lower than last year, reflecting a merchandise sales decrease of 1.2 percent, partially offset by a 14.2 percent increase in non-merchandise sales. Comparable sales decreased 1.9 percent in the second quarter, reflecting a comparable store sales decline of 3.2 percent, partially offset by comparable digital sales growth of 4.3 percent. Second quarter operating income of $1.3 billion was 19.4 percent lower than last year.
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Target Corporation Reports Second Quarter Earnings — Page 3 of 12
Second quarter operating income margin rate was 5.2 percent in 2025, compared with 6.4 percent in 2024. Second quarter gross margin rate was 29.0 percent, compared with 30.0 percent in 2024, reflecting the net impact of merchandising activities, including higher markdown rates, purchase order cancellation costs, and pressure from category mix, partially offset by lower inventory shrink and growth in advertising and non-merchandise sales. Second quarter SG&A expenses were 0.1 percent lower than in 2024, as increased investments in store remodels and general cost increases across the business were offset by disciplined cost management. Second quarter SG&A expense rate was 21.3 percent, compared with 21.1 percent in 2024, reflecting the deleveraging effect of lower sales.

Interest Expense and Taxes
The Company’s second quarter 2025 net interest expense was $116 million, compared with $110 million last year, reflecting higher average debt levels in the current year.
Second quarter 2025 effective income tax rate was 23.2 percent, compared with the prior year rate of 22.9 percent, reflecting the impact of higher global minimum taxes.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $509 million in the second quarter, compared with $509 million last year, reflecting a 1.8 percent increase in the dividend per share, offset by the impact of a lower average share count.
The Company did not repurchase any stock in the second quarter. As of the end of the quarter, the Company had approximately $8.4 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
For the trailing twelve months through second quarter 2025, after-tax return on invested capital (ROIC) was 14.3 percent, compared with 16.6 percent for the trailing twelve months through second quarter 2024. The tables in this release provide additional information about the Company’s ROIC calculation.

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Target Corporation Reports Second Quarter Earnings — Page 4 of 12
Webcast Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on "Q2 2025 Target Corporation Earnings Conference Call" under "Events & Presentations"). A replay of the webcast will be provided when available. The replay number is 1-800-396-1242.

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2025 full-year guidance and expectations about management transitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2025. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.

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Target Corporation Reports Second Quarter Earnings — Page 5 of 12
TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	August 2, 2025	August 3, 2024	Change	August 2, 2025	August 3, 2024	Change
Net sales	$25,211	$25,452	(0.9)%	49,057	49,983	(1.9)%
Cost of sales	17,903	17,826	0.4	35,031	35,297	(0.8)
Selling, general and administrative expenses	5,359	5,365	(0.1)	9,950	10,511	(5.3)
Depreciation and amortization (exclusive of depreciation included in cost of sales)	632	626	0.9	1,287	1,244	3.4
Operating income	1,317	1,635	(19.4)	2,789	2,931	(4.8)
Net interest expense	116	110	6.3	232	216	7.5
Net other income	(17)	(20)	(11.0)	(43)	(49)	(12.1)
Earnings before income taxes	1,218	1,545	(21.2)	2,600	2,764	(5.9)
Provision for income taxes	283	353	(19.9)	629	630	(0.2)
Net earnings	$935	$1,192	(21.5)%	$1,971	$2,134	(7.6)%
Basic earnings per share	$2.06	$2.58	(20.2)%	$4.33	$4.62	(6.1)%
Diluted earnings per share	$2.05	$2.57	(20.2)%	$4.32	$4.60	(6.1)%
Weighted average common shares outstanding
Basic	454.6	462.5	(1.7)%	454.8	462.4	(1.7)%
Diluted	455.6	463.5	(1.7)%	456.1	463.7	(1.6)%
Antidilutive shares	5.0	2.3		2.3	1.8
Dividends declared per share	$1.14	$1.12	1.8%	$2.26	$2.22	1.8%

Target Corporation Reports Second Quarter Earnings — Page 6 of 12
TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	August 2, 2025	February 1, 2025	August 3, 2024
Assets
Cash and cash equivalents	$4,341	$4,762	$3,497
Inventory	12,881	12,740	12,604
Other current assets	1,812	1,952	1,817
Total current assets	19,034	19,454	17,918
Property and equipment, net	33,568	33,022	33,075
Operating lease assets	3,694	3,763	3,545
Other noncurrent assets	1,555	1,530	1,457
Total assets	$57,851	$57,769	$55,995
Liabilities and shareholders’ investment
Accounts payable	$12,019	$13,053	$12,595
Accrued and other current liabilities	6,068	6,110	5,749
Current portion of long-term debt and other borrowings	1,136	1,636	1,640
Total current liabilities	19,223	20,799	19,984
Long-term debt and other borrowings	15,320	14,304	13,654
Noncurrent operating lease liabilities	3,514	3,582	3,444
Deferred income taxes	2,413	2,303	2,495
Other noncurrent liabilities	1,961	2,115	1,989
Total noncurrent liabilities	23,208	22,304	21,582
Shareholders’ investment
Common stock	38	38	38
Additional paid-in capital	7,084	6,996	6,831
Retained earnings	8,766	8,090	8,030
Accumulated other comprehensive loss	(468)	(458)	(470)
Total shareholders’ investment	15,420	14,666	14,429
Total liabilities and shareholders’ investment	$57,851	$57,769	$55,995
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 454,396,092, 455,566,995, and 461,600,215 shares issued and outstanding as of August 2, 2025, February 1, 2025, and August 3, 2024, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Second Quarter Earnings — Page 7 of 12
TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	August 2, 2025	August 3, 2024
Operating activities
Net earnings	$1,971	$2,134
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	1,558	1,461
Share-based compensation expense	133	149
Deferred income taxes	112	16
Noncash (gains) / losses and other, net	1	22
Changes in operating accounts:
Inventory	(141)	(718)
Other assets	151	(53)
Accounts payable	(1,125)	522
Accrued and other liabilities	(302)	(194)
Cash provided by operating activities	2,358	3,339
Investing activities
Expenditures for property and equipment	(1,864)	(1,313)
Other	11	8
Cash required for investing activities	(1,853)	(1,305)
Financing activities
Additions to long-term debt	1,984	—
Reductions of long-term debt	(1,571)	(1,076)
Dividends paid	(1,019)	(1,017)
Repurchase of stock	(258)	(155)
Shares withheld for taxes on share-based compensation	(62)	(94)
Cash required for financing activities	(926)	(2,342)
Net decrease in cash and cash equivalents	(421)	(308)
Cash and cash equivalents at beginning of period	4,762	3,805
Cash and cash equivalents at end of period	$4,341	$3,497

Target Corporation Reports Second Quarter Earnings — Page 8 of 12
TARGET CORPORATION

Operating Results

Net Sales	Three Months Ended		Six Months Ended
(millions) (unaudited)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Apparel & accessories	$4,086	$4,261	$7,797	$8,158
Beauty	3,396	3,384	6,498	6,503
Food & beverage	5,588	5,538	11,490	11,391
Hardlines	3,522	3,322	6,597	6,482
Home furnishings & décor	3,662	3,908	6,880	7,427
Household essentials	4,422	4,564	8,779	9,113
Other merchandise sales	43	44	83	90
Merchandise sales	24,719	25,021	48,124	49,164
Advertising revenue (a)	217	162	379	292
Credit card profit sharing	134	144	275	286
Other	141	125	279	241
Net sales	$25,211	$25,452	$49,057	$49,983
(a)Primarily represents revenue related to advertising services provided via the Company's Roundel digital advertising business offering. Roundel services are classified as either Net Sales or as a reduction of Cost of Sales or Selling, General, and Administrative (SG&A) Expenses, depending on the nature of the advertising arrangement.

Rate Analysis	Three Months Ended		Six Months Ended
(unaudited)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Gross margin rate (a)	29.0%	30.0%	28.6%	29.4%
SG&A expense rate (a)(b)	21.3	21.1	20.3	21.0
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.5	2.5	2.6	2.5
Operating income margin rate (b)	5.2	6.4	5.7	5.9
Note: Gross margin is calculated as Net Sales less Cost of Sales. All rates are calculated by dividing the applicable amount by Net Sales.
(a)    Reflects the impact of a reclassification of prior year amounts, which were not material, to conform with current year presentation. The reclassifications increased Cost of Sales with equal and offsetting decreases to SG&A Expenses.
(b)    SG&A Expenses and Operating Income for the six months ended August 2, 2025, includes gains, net of legal fees, related to settlements during the first quarter of 2025 of credit card interchange fee litigation matters in which the Company was a plaintiff.

Target Corporation Reports Second Quarter Earnings — Page 9 of 12
Sales Metrics

Comparable sales include all Merchandise Sales, except sales from stores open less than 13 months or that have been closed. Digitally originated sales include all Merchandise Sales initiated through mobile applications and the Company's websites.

Comparable Sales	Three Months Ended		Six Months Ended
(unaudited)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Comparable sales change	(1.9)%	2.0%	(2.8)%	(0.9)%
Drivers of change in comparable sales
Number of transactions (traffic)	(1.3)	3.0	(1.8)	0.6
Average transaction amount	(0.6)	(0.9)	(1.0)	(1.4)

Comparable Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Stores originated comparable sales change	(3.2)%	0.7%	(4.4)%	(2.1)%
Digitally originated comparable sales change	4.3	8.7	4.5	5.0

Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Stores originated	81.1%	82.1%	80.7%	81.9%
Digitally originated	18.9	17.9	19.3	18.1
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Six Months Ended
(unaudited)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Stores	97.7%	97.9%	97.7%	97.8%
Other	2.3	2.1	2.3	2.2
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Same Day Delivery.

Target Circle Card Penetration	Three Months Ended		Six Months Ended
(unaudited)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Total Target Circle Card Penetration	16.9%	17.7%	17.1%	17.9%

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	August 2, 2025	February 1, 2025	August 3, 2024	August 2, 2025	February 1, 2025	August 3, 2024
170,000 or more sq. ft.	273	273	273	48,824	48,824	48,824
50,000 to 169,999 sq. ft.	1,562	1,559	1,549	195,436	195,050	193,705
49,999 or less sq. ft.	147	146	144	4,445	4,404	4,334
Total	1,982	1,978	1,966	248,705	248,278	246,863
(a)In thousands; reflects total square feet less office, supply chain facility, and vacant space.

Target Corporation Reports Second Quarter Earnings — Page 10 of 12
TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we disclose non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the U.S. (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	August 2, 2025			August 3, 2024
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP and Adjusted EPS			$2.05			$2.57	(20.2)%

Reconciliation of Non-GAAP Adjusted EPS	Six Months Ended
	August 2, 2025			August 3, 2024
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted EPS			$4.32			$4.60	(6.1)%
Adjustments
Interchange fee settlements (a)	$(593)	$(441)	$(0.97)	$—	$—	$—
Adjusted EPS			$3.35			$4.60	(27.1)%
(a)    Note (b) to the Rate Analysis table provides additional information.

Reconciliation of Non-GAAP Adjusted EPS Guidance
(per share) (unaudited)	Full Year 2025
GAAP diluted earnings per share guidance	$8.00 - $10.00
Estimated adjustments
Interchange fee settlements	($0.97)
Other (a)	—
Adjusted diluted earnings per share guidance	~$7.00 - $9.00
(a)Full-year 2025 GAAP EPS may include the impact of additional discrete items, which will be excluded in calculating Adjusted EPS. The guidance does not currently reflect any such additional discrete items. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed.

Target Corporation Reports Second Quarter Earnings — Page 11 of 12
Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Six Months Ended
(dollars in millions) (unaudited)	August 2, 2025	August 3, 2024	Change	August 2, 2025	August 3, 2024	Change
Net earnings	$935	$1,192	(21.5)%	$1,971	$2,134	(7.6)%
+ Provision for income taxes	283	353	(19.9)	629	630	(0.2)
+ Net interest expense	116	110	6.3	232	216	7.5
EBIT	$1,334	$1,655	(19.3)%	$2,832	$2,980	(5.0)%
+ Total depreciation and amortization (a)	770	743	3.6	1,558	1,461	6.6
EBITDA	$2,104	$2,398	(12.2)%	$4,390	$4,441	(1.2)%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Second Quarter Earnings — Page 12 of 12
We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	August 2, 2025	August 3, 2024 (a)
Operating income	$5,425	$6,113
+ Net other income	99	102
EBIT	5,524	6,215
+ Operating lease interest (b)	166	146
- Income taxes (c)	1,305	1,427
Net operating profit after taxes	$4,385	$4,934

Denominator	August 2, 2025	August 3, 2024	July 29, 2023
Current portion of long-term debt and other borrowings	$1,136	$1,640	$1,106
+ Noncurrent portion of long-term debt	15,320	13,654	14,926
+ Shareholders' investment	15,420	14,429	11,990
+ Operating lease liabilities (d)	3,883	3,786	3,104
- Cash and cash equivalents	4,341	3,497	1,617
Invested capital	$31,418	$30,012	$29,509
Average invested capital (e)	$30,715	$29,760

After-tax return on invested capital (f)	14.3%	16.6%
(a)The trailing twelve months ended August 3, 2024, consisted of 53 weeks compared with 52 weeks in the current-year period.
(b)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases was owned or accounted for under finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within Operating Income. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(c)Calculated using the effective tax rates, which were 22.9 percent and 22.4 percent for the trailing twelve months ended August 2, 2025, and August 3, 2024, respectively. For the twelve months ended August 2, 2025, and August 3, 2024, includes tax effect of $1.3 billion and $1.4 billion, respectively, related to EBIT, and $38 million and $33 million, respectively, related to operating lease interest.
(d)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(e)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(f)For the trailing twelve months ended August 2, 2025, includes the impact of after-tax net gains on interchange fee settlements, which increased after-tax ROIC by 1.4 percentage points. Note (b) to the Rate Analysis table provides additional information.